UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

WORLDWIDE TECHNOLOGIES INC.
(Exact name of registrant as specified in its charter)

British Columbia (State or other jurisdiction of incorporation or organization)	N/A (I.R.S. Employer Identification No.)

300 Esplanade Drive, Suite 1680
Oxnard, CA 93030

(Address of Principal Executive Offices and Zip Code)

Consulting Agreement
- and -
Assignment of Proceeds Agreement
(Full title of the plan)

Jonathan Severn
WORLDWIDE TECHNOLOGIES INC.
300 Esplanade Drive, Suite 1680
Oxnard, CA 93030

(Name and address of agent for service)

(805) 205-2555
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.001	203,704(2)	$0.23(1)	$46,851.92(1)	$11.20(1)

(1) The price is estimated in accordance with Rule 457(h)(1) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee, based on the average of the bid and asked price ($0.23 bid; $0.23 ask) of the common stock as reported on the National Association of Securities Dealers Inc.'s Over the Counter Bulletin Board on January 2, 2002.

(2)(a) Pursuant to a Consulting Agreement between Worldwide Technologies Inc., Entertainment Hosting & Merchandising, LLC and Paul Severn, dated November 7, 2001, we agreed to issue US$30,000 worth of common shares in the capital of our company to Mr. Severn to compensate him for certain services he provided to our subsidiary, Entertainment Hosting & Merchandising, LLC. The number of shares issuable to Mr. Severn was determined with reference to the highest sale price of our common shares on the day before the shares were issuable to Mr. Severn. The highest sale price of our common shares on the Over-the-Counter Bulletin Board on that day (December 12, 2001) was US$0.27, and therefore an aggregate of 111,111 common shares were issuable to Mr. Severn as fully paid and non-assessable.

(2)(b) Pursuant to an Assignment of Proceeds Agreement, as amended, between Worldwide Technologies Inc., Jesdan Entertainment Corp. and Entertainment Hosting & Merchandising, LLC, dated November 28, 2001, we agreed to issue US$25,000 worth of common shares in the capital of our company to Roy Sciacca, to compensate him for his agreement to serve as the Senior Vice President New Talent for our subsidiary, Entertainment Hosting & Merchandising, LLC. The number of shares issuable to Mr. Sciacca was determined with reference to the highest sale price of our common shares on the day before the shares were issuable to Mr. Sciacca. The highest sale price of our common shares on the Over-the-Counter Bulletin Board on that day (December 12, 2001) was US$0.27, and therefore an aggregate of 92,593 common shares were issuable to Mr. Sciacca as fully paid and non-assessable.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

In accordance with the rules and regulations of the Securities and Exchange Commission, the documents containing the information called for in Part I of Form S-8 will be sent or given to Paul Severn (Consulting Agreement) and Roy Sciacca (Assignment of Proceeds Agreement, as amended). Copies of the Consulting Agreement, the Assignment of Proceeds Agreement and the Amendment of Assignment of Proceeds Agreement are attached as exhibits to this Form S-8 (Exhibits 4.1, 4.2 and 4.3 respectively).

This Registration Statement relates to 203,704 common shares in the capital of Worldwide Technologies Inc. issuable pursuant to the Assignment of Proceeds Agreement and the Consulting Agreement.

Item 2. Company Information and Plan Annual Information.

Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are also incorporated by reference in Section 10(a) Prospectus) and other documents required to be delivered to Paul Severn (Consulting Agreement) and Roy Sciacca (Assignment of Proceeds Agreement, as amended) pursuant to Rule 428(b) are available without charge by contacting:

Worldwide Technologies Inc.
300 Esplanade Drive, Suite 1680
Oxnard, CA 93030
Attention: The President
Telephone: (805) 205-2555

Part II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by our company with the United States Securities and Exchange Commission (the "SEC") are incorporated herein by reference:

1. The description of our company's common stock contained in the Registration Statement on Form 20-F (SEC file number 000-20073), filed with the Securities and Exchange Commission on April 16, 1992, including all amendments and reports for the purpose of updating such description;

2. Our Annual Report on Form 20-F, filed on April 9, 2001; and

3. Our Form 6-K Reports, filed on:

a) April 18, 2001;

b) June 4, 2001;

c) August 1, 2001;

d) August 9, 2001;

e) August 9, 2001;

f) September 21, 2001; and

g) November 5, 2001.

In addition to the foregoing, all documents subsequently filed by our company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment indicating that all of the securities offered hereunder have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that is also incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

You may read and copy any reports, statements of other information were filed at the SEC's Public Reference Rooms at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Rooms. Our filings are also available to the public from commercial document retrieval services, such as Primark, whose telephone number is 1-800-777-3272, or on the internet at the SEC's website at http\\:www.sec.gov.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Pursuant to section 128 of the Company Act (British Columbia), a company, with the approval of the court, may indemnify:

      A person who is a director or former director of the company or is a director or former director of a corporation of which the company is or was a shareholder, and the person's heirs and personal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, actually and reasonably incurred by the person, including an amount paid to settle an action or satisfy a judgment in a civil, criminal or administrative action or proceeding to which the person is made a party because of being or having been a director, including an action brought by the company or corporation, if

      (a) the person acted honestly and in good faith with a view to the best interests of the corporation of which the person is or was a director, and

      (b) in the case of a criminal or administrative action or proceeding, the person had reasonable grounds for believing that the person's conduct was lawful.

      The court, on the application of a company, director or a former director, may make an order approving an indemnity under this section, and the court may make any further order it considers appropriate.

      On an application under subsection (2), the court may order notice to be given to any interested person.

      A company may purchase and maintain insurance for the benefit of a person referred to in this section against any liability incurred by the person as a director or officer.

Subsections (1) to (3) apply to officers or former officers of a company or of a corporation of which the company is or was a shareholder.

Our Articles provide that we shall indemnify any director or officer against all costs, charges and expenses, including legal fees and amounts paid to satisfy the judgment or settlement with respect to any threatened, pending or contemplated action or proceeding (whether criminal, civil or administrative) by reason of the fact that he or she was serving as a director or officer at the request of our company, if the officer or director exercised the due care, diligence and skill of a reasonably prudent person. We will also indemnify a director or officer who undertakes any liability on our behalf. Further, we are authorized by our Articles to purchase and maintain insurance for the benefit of a director or officer of our company; however, no such insurance is in place.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

4.1 Consulting Agreement between Worldwide Technologies Inc., Entertainment Hosting & Merchandising LLC and Paul W. Severn, dated November 7, 2001

4.2 Assignment of Proceeds Agreement (as amended) between Worldwide Technologies Inc., Jesdan Entertainment Corp. and Entertainment Hosting & Merchandising LLC, dated November 28, 2001

4.3 Amendment of Assignment of Proceeds Agreement, between Worldwide Technologies Inc., Jesdan Entertainment Corp. and Entertainment Hosting & Merchandising LLC, dated December 12, 2001

5 Opinion of Clark, Wilson

23.1 Consent of Clark, Wilson (included in Exhibit 5)

23.2 Consent of Independent Auditor (De Visser Gray Chartered Accountants)

24 Power of Attorney (included in signature page)

Item 9. Undertakings.

(a) We hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low and high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by our company pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) We hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of our annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and persons controlling our company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by our company of expenses incurred or paid by a director, officer or controlling person of our company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, our company will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oxnard, CA, on January 3, 2002.

WORLDWIDE TECHNOLOGIES INC.

By: /s/ Jonathan Severn
Jonathan Severn, President, CEO and Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Jonathan Severn his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

By: /s/ Jonathan Severn
Jonathan Severn, President, CEO and Director
Date: January 3, 2002

By: /s/ Aric Gastwirth
Aric Gastwirth, Chief Financial Officer
Date: January 3, 2002

By: /s/ Andrew Carruthers
Andrew Carruthers, Director
Date: January 3, 2002